FOURTH AMENDED AND RESTATED
INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
BETWEEN
GLADSTONE CAPITAL CORPORATION
AND
GLADSTONE MANAGEMENT CORPORATION

Agreement is made this 12th day of April 2022, by and between Gladstone Capital Corporation, a Maryland corporation (the ***"Fund"***), and Gladstone Management Corporation, a Delaware corporation (the ***"Adviser"***).

Whereas, the Fund is a closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940 (the ***"Investment Company Act"***);

Whereas, the Adviser is an investment adviser that has registered under the Investment Advisers Act of 1940 (the ***"Advisers Act"***);

Whereas, the Fund and the Adviser are party to that certain Third Amended and Restated Investment Advisory and Management Agreement, dated April 13, 2021 (the "***Prior Agreement***");

Whereas, the Fund and the Adviser wish to amend and restate the Prior Agreement hereby; and

Whereas, the Fund desires to retain the Adviser to furnish investment advisory services to the Fund on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

Now, Therefore, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Duties of the Adviser.

(a) The Fund hereby employs the Adviser to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the Board of Directors of the Fund, for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Fund's Registration Statement on Form N-2, as the same shall be amended from time to time (as amended, the ***"Registration Statement"***), (ii) in accordance with the Investment Company Act and (iii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Fund's charter and by-laws. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Fund; (iii) close and monitor the Fund's investments; (iv) determine the securities and other assets that the Fund will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the discretion, power and authority

on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund's investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund determines to acquire debt financing, the Adviser will arrange for such financing on the Fund's behalf, subject to the oversight and approval of the Fund's Board of Directors. If it is necessary for the Adviser to make investments on behalf of the Fund through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act.

(b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) Subject to the requirements of the Investment Company Act, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a ***"Sub-Adviser"***) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Fund's investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Fund, subject to the oversight of the Adviser and the Fund. The Adviser, and not the Fund, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law and shall contain a provision requiring the Sub-Adviser to comply with sections 1(e) and 1(f) below as if it were the Adviser.

(d) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(e) The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records with respect to the Fund's portfolio transactions and shall render to the Fund's Board of Directors such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and will surrender promptly to the Fund any such records upon the Fund's request, provided that the Adviser may retain a copy of such records.

(f) The Adviser has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities laws by the Adviser. The Adviser has provided the Fund, and shall provide the Fund at such times in the future as the Fund shall reasonably request, with a copy of such policies and procedures and a report of such policies and procedures. Such report shall be of sufficient scope and in sufficient detail, as may reasonably be required to comply with Rule 38a-1 under the Investment Company Act and to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the report shall so state.

2. Fund's Responsibilities and Expenses Payable by the Fund.

All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Fund. The Fund will bear all other costs and expenses of its operations and transactions, including (without limitation) those relating to: organization and offering; calculating the Fund's net asset value (including the cost and expenses of any independent valuation firm); expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors (such as independent valuation firms, accountants and legal counsel), in monitoring financial and legal affairs for the Fund and in monitoring the Fund's investments and performing due diligence on its prospective portfolio companies; interest payable on debt, if any, incurred to finance the Fund's investments; offerings of the Fund's common stock and other securities; investment advisory and management fees; administration fees, if any, payable under the Administration Agreement between the Fund and Gladstone Administration, LLC (the ***"Administrator"***), the Fund's administrator; fees payable to third parties (including agents, consultants or other advisors) relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Fund's shares on any securities exchange; federal, state and local taxes; independent Directors' fees and expenses; costs of preparing and filing reports or other documents required by the Securities and Exchange Commission; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Fund's allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Fund or the Administrator in connection with administering the Fund's business, including payments under the Administration Agreement between the Fund and the Administrator based upon the Fund's allocable portion of the Administrator's overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Fund's chief compliance officer, chief financial officer, controller and their respective staffs.

3. Compensation of the Adviser.

The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee ***("Base Management Fee")*** and an incentive fee ***("Incentive Fee")*** as hereinafter set forth. The Fund shall make any payments due hereunder to the Adviser or to the Adviser's designee as the Adviser may otherwise direct.

(a) Base Management Fee.

(i) The Base Management Fee shall be payable quarterly in arrears, and shall be calculated at an annual rate of 1.75% of the average value of the Fund's total assets, including investments made with proceeds of borrowings, less any uninvested cash or cash equivalents resulting from borrowings (the "***Gross Assets***"), valued as of the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter.

(ii) Base Management Fees payable for any partial month or quarter will be appropriately prorated.

(b) The Incentive Fee shall consist of two parts, as follows:

(i) One part will be calculated and payable quarterly in arrears based on the pre-Incentive Fee net investment income for the immediately preceding calendar quarter. For this purpose, pre-Incentive Fee net investment income means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, consulting fees that the Fund receives from portfolio companies, but excluding fees for providing managerial assistance) accrued by the Fund during the calendar quarter, minus the Fund's operating expenses for the quarter (including the Base Management Fee, less any rebate of other fees received by the Adviser), expenses payable under the Administration Agreement and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Fund's net assets at the end of the immediately preceding calendar quarter, will be compared to a "hurdle rate" of 1.75% per quarter (7% annualized). The Fund will pay the Adviser an Incentive Fee with respect to the Fund's pre-Incentive Fee net investment income in each calendar quarter as follows: (1) no Incentive Fee in any calendar quarter in which the Fund's pre-Incentive Fee net investment income does not exceed the hurdle rate; (2) 100% of the Fund's pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the hurdle rate but is less than 2.1875% in any calendar quarter (8.75% annualized); and (3) 20% of the amount of the Fund's pre-Incentive Fee net investment income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized). For purposes of the period beginning April 1, 2022 through March 31, 2023, Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Fund's net assets at the end of the immediately preceding calendar quarter, will be compared to a "hurdle rate" of 2.00% per quarter (8% annualized). The Fund will pay the Adviser an Incentive Fee with respect to the Fund's pre-Incentive Fee net investment income in each calendar quarter as follows: (1) no Incentive Fee in any calendar quarter in which the Fund's pre-Incentive Fee net investment income does not exceed the hurdle rate; (2) 100% of the Fund's pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the hurdle rate but is less than 2.50% in any calendar quarter (10.00% annualized); and (3) 20% of the amount of the Fund's pre-Incentive Fee net investment income, if any, that exceeds 2.50% in any calendar quarter (10.00% annualized). These calculations will be appropriately pro rated for any period of less than three months and adjusted for any share issuances or repurchases during the current quarter.

(ii) The second part of the Incentive Fee (the ***"Capital Gains Fee"***) will be determined and payable in arrears as of the end of each fiscal year (or upon termination of this Agreement as set forth below), commencing on September 30, 2007, and will equal 20.0% of the Fund's realized capital gains, if any, computed net of all realized capital losses and unrealized capital

depreciation at the end of such year. The amount of capital gains used to determine the Capital Gains Fee shall be calculated at the end of each applicable year by subtracting the sum of the Fund's Cumulative Aggregate Realized Capital Losses and Aggregate Unrealized Capital Depreciation from the Fund's Cumulative Aggregate Realized Capital Gains (each as defined in Section 3(b)(iii) below). If this number is positive at the end of such year, then the Capital Gains Fee for such year will be equal to 20.0% of such amount, less the aggregate amount of any Capital Gains Fees paid in all prior years. In the event that this Agreement shall terminate as of a date that is not a fiscal year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating and paying a Capital Gains Fee.

(iii) For purposes of this Section 3:

(1) ***"Cumulative Aggregate Realized Capital Gains"*** shall mean the sum of the differences between the net sales price of each investment in the Fund's portfolio when sold, and the original cost of such investment since inception of the Fund.

(2) ***"Cumulative Aggregate Realized Capital Losses"*** shall mean the sum of the amounts by which the net sales price of each investment in the Fund's portfolio when sold is less than the original cost of such investment since inception of the Fund.

(3) ***"Aggregate Unrealized Capital Depreciation"*** shall mean the sum of the difference, if negative, between the valuation of each investment in the Fund's portfolio as of the applicable Capital Gains Fee calculation date and the original cost of such investment.

4. Covenants of the Adviser.

The Adviser covenants that it is registered as an investment adviser under the Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5. Excess Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm's risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund's portfolio, and constitutes the best net results for the Fund.

6. Limitations on the Employment of the Adviser.

The services of the Adviser to the Fund are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the

direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Fund's portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Fund, subject to the Adviser's right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Fund are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Fund as stockholders or otherwise.

7. Responsibility of Dual Directors, Officers or Employees.

If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer or employee of the Fund and acts as such in any business of the Fund, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

8. Limitation of Liability of the Adviser: Indemnification.

The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation the Administrator) shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Fund shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the ***"Indemnified Parties"***) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Adviser's duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the preceding sentence of this Paragraph 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed

to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties or by reason of the reckless disregard of the Adviser's duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

9. Effectiveness, Duration and Termination of Agreement.

This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for one year, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Fund's Board of Directors, or by the vote of a majority of the outstanding voting securities of the Fund and (b) the vote of a majority of the Fund's Directors who are not parties to this Agreement or "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days' written notice, by the vote of a majority of the outstanding voting securities of the Fund, or by the vote of the Fund's Directors or by the Adviser. This Agreement will automatically terminate in the event of its "assignment" (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Paragraph 8 of this Agreement shall remain in full force and effect, and the Adviser and its representatives shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration.

All fees and calculations contemplated hereunder, including those for the quarter ending June 30, 2022 and any period thereafter, shall be calculated as if this Agreement was effective as of April 1, 2022.

10. Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11. Amendments.

This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the Investment Company Act.

12. Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of Delaware or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed on the date above written.

Gladstone Capital Corporation

By: ______________________________
Bob Marcotte
President

Gladstone Management Corporation

By: ______________________________
David Gladstone
Chief Executive Officer